U.S. Concrete Reports Fourth Quarter and Full Year 2010 Results

-- 4th Quarter Revenues Increase 3.3% to $111.9 Million

-- 4th Quarter Volume Rises 8.6% to 946,000 Cubic Yards

-- Year-End Backlog Strengthens

HOUSTON, TX -- (Marketwire - March 02, 2011) - U.S. Concrete, Inc. (NASDAQ: USCR) today announced its fourth quarter and full year 2010 results.

Revenues in the fourth quarter of 2010 increased 3.3 percent to $111.9 million, compared to $108.3 million in the fourth quarter of 2009. Higher ready-mixed volumes were partially offset by lower average sales prices per cubic yard. The Company's ready-mixed concrete and concrete-related products revenues for the fourth quarter of 2010 were $104.5 million, an increase of 5.1 percent compared to $99.5 million during the fourth quarter of 2009. Ready-mixed concrete sales volume in the fourth quarter of 2010 was approximately 0.95 million cubic yards, up 8.6 percent from 0.87 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2009. The Company's consolidated average sales price per cubic yard of ready-mixed concrete decreased 1.5 percent during the fourth quarter of 2010, as compared to the fourth quarter of 2009. Revenues in the Company's precast concrete products segment were $11.1 million for the three months ended December 31, 2010, a decrease of $0.7 million, or 6.3 percent, from the corresponding period in 2009.

The Company reported a loss from continuing operations of $6.4 million for the quarter ended December 31, 2010, compared to a loss from continuing operations of $15.3 million in the fourth quarter of 2009. Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") was $2.2 million in the fourth quarter of 2010, compared to a slight loss in adjusted EBITDA in the fourth quarter of 2009. As a percentage of revenue, adjusted EBITDA for the fourth quarter of 2010 was 2.0 percent, compared to zero percent in the fourth quarter of 2009.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus expense (benefit) for income taxes, net interest expense, reorganization items, goodwill and other asset impairments, non-cash gain/loss related to asset sales, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached "Additional Statistics" schedule.

Commenting on the fourth quarter results, Michael W. Harlan, the Company's President and Chief Executive Officer, said, "Overall, we are encouraged by our fourth quarter results. The increase in volume on a year-over-year basis is the first since the third quarter of 2007, and while our average sales price declined in the quarter, it represents the smallest decrease in price in well over a year. We continued to aggressively manage our cost structure and capital spending, all of which contributed to a material increase in adjusted EBITDA and break-even operating cash flow in the quarter."

The Company's selling, general and administrative ("SG&A") expenses were $15.0 million during the fourth quarter of 2010, including approximately $1.3 million of reorganization related costs. Excluding the reorganization costs, SG&A expenses compared favorably to $14.0 million in SG&A expenses for the fourth quarter of 2009. The reduction in costs realized during the fourth quarter of 2010 was the result of additional cost control measures implemented in 2010, including reduced compensation expense as a result of workforce reductions and lower equity-based compensation expenses.

Depreciation, depletion and amortization expense for the three months ended December 31, 2010 decreased $1.0 million to $5.5 million, as compared to $6.5 million for the corresponding period of 2009, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Net interest expense in the fourth quarter of 2010 decreased approximately $3.5 million, to $2.9 million, compared to $6.4 million for the fourth quarter of 2009. The decrease is due primarily to the cancellation of the Company's 8.375% Senior Subordinated Notes due 2014 in accordance with the consummation of the plan of reorganization on August 31, 2010. The Company incurred interest during the fourth quarter of 2010 on borrowings under its revolving credit facility and its 9.5% Covertible Secured Notes due 2015. Interest expense for the fourth quarter of 2010 includes approximately $1.2 million of non-cash amortization of deferred financing costs related to the revolving credit facility and convertible notes and non-cash accretion of the discount on the convertible notes.

The Company's operating cash flow was approximately break-even during the fourth quarter of 2010, compared to cash used in operations of $3.9 million in the fourth quarter of 2009. The improvement in operating cash flow in the fourth quarter of 2010 compared to the fourth quarter of 2009 was primarily due to improved operating results from higher volumes and operating margins and lower interest costs. The Company's free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2010 was $(1.3) million, compared to $(4.4) million in the fourth quarter of 2009.

The Company's net debt at December 31, 2010 was $48.2 million, down $244.1 million from December 31, 2009. The decrease in the Company's net debt was related to the cancellation of the Company's 8.375% Senior Subordinated Notes due 2014 after consummation of the plan of reorganization, offset by the Company's issuance of $55.0 million of convertible notes and borrowings under the revolving credit facility. Net debt at December 31, 2010 was comprised of total debt of $53.5 million, less cash and cash equivalents of $5.4 million.

James C. Lewis, Senior Vice President and Chief Financial Officer of U.S. Concrete, stated, "Today, our primary focus is on managing and maintaining adequate liquidity. At December 31, 2010, we had $30.6 million of unused capacity under our revolver and $5.3 million of cash and equivalents, for total liquidity of $35.9 million. This was down slightly, or approximately $2.0 million, from September 30, 2010. Liquidity has declined during the first two months of 2011, due to the normal seasonal trends in our business segments, which has been accelerated by the unusually severe winter weather throughout most of our markets this year. However, we believe that we have adequate liquidity at this time."

Revenues for the full year ended December 31, 2010 decreased 6.1 percent to $455.7 million, compared to $485.4 million for the year ended December 31, 2009. For the year ended December 31, 2010, the Company reported income from continuing operations of $19.3 million, compared to a loss from continuing operations of $78.4 million during the year ended December 31, 2009. Reorganization items resulted in a net gain of $59.2 million during 2010, primarily reflecting gains from the cancellation of debt in connection with the consummation of the Company's plan of reorganization reduced by losses from the application of fresh-start accounting on August 31, 2010. The loss from continuing operations for the full year 2009 included a non-cash charge of $45.8 million to reduce the carrying amount of the Company's goodwill and a $3.0 million non-cash loss on the sale of plants in the Sacramento, California market. Additionally, the 2009 results reflect a gain of $7.4 million related to purchases of the Company's previously outstanding 8.375% Senior Subordinated Notes due 2014.

The Company's ready-mixed concrete and concrete-related products revenues for 2010 were $413.6 million, a decrease of 6.6 percent compared to 2009. The Company's ready-mixed concrete sales volume for 2010 was approximately 3.81 million cubic yards, down 3.6 percent from approximately 3.95 million cubic yards of ready-mixed concrete sold during 2009. The Company's consolidated average sales price per cubic yard of ready-mixed concrete decreased approximately 4.0 percent during 2010, as compared to 2009. Revenues in the Company's precast concrete products segment were $56.0 million in 2010, a decrease of $0.9 million, or 1.7 percent, compared to 2009.

For the year ended December 31, 2010, the Company reported income from continuing operations of $19.3 million, compared to a loss from continuing operations of $78.4 million during the year ended December 31, 2009. Reorganization items resulted in a net gain of $59.2 million during 2010, primarily reflecting gains from the cancellation of debt in connection with the consummation of the Company's plan of reorganization reduced by losses from the application of fresh-start accounting on August 31, 2010. The loss from continuing operations for the full year 2009 included a non-cash charge of $45.8 million to reduce the carrying amount of the Company's goodwill and a $3.0 million non-cash loss on the sale of plants in the Sacramento, California market. Additionally, the results reflect a gain of $7.4 million related to purchases of the Company's previously outstanding 8.375% Senior Subordinated Notes due 2014 during the first and second quarters of 2009.

Adjusted EBITDA was $12.5 million, or 2.7 percent of revenue, in 2010, as compared with $16.7 million, or 3.4 percent of revenues in 2009.

The Company's selling, general and administrative expenses were $58.8 million in 2010, including approximately $7.8 million in reorganization related costs incurred before our filing for Chapter 11 and after our emergence from Chapter 11. SG&A expenses were $60.1 million in 2009. The reduction in SG&A expense, excluding the restructuring costs, is the result of cost control measures implemented in 2009 and 2010, including reduced compensation as a result of workforce reductions, lower equity-based compensation expense and other administrative cost reductions.

The Company's loss on sale of assets was $0.1 million during 2010, compared to a loss on sale of assets of $2.4 million for 2009. The loss in 2009 was primarily attributable to a $3.0 million loss, after the allocation of $3.0 million of related goodwill, on the sale of certain ready-mixed concrete plants in our California market for $6.0 million. The Company performed an impairment test on remaining goodwill as a result of the above mentioned asset sale and current economic conditions and recorded an impairment charge of $45.8 million during 2009. There was no goodwill impairment charge recorded during 2010.

Depreciation, depletion and amortization expense for 2010 decreased $2.6 million to $23.7 million, as compared to $26.3 million for 2009, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Net interest expense for 2010 was down approximately $4.7 million to $21.2 million, compared to $25.9 million for 2009. The decrease is due primarily to the cancellation of the Company's 8.375% Senior Subordinated Notes due 2014 and the cessation of recording interest expense on these notes after filing for Chapter 11 on April 29, 2010. This decrease is partially offset by interest incurred from May 2010 through August 2010 under the debtor-in-possession credit facility, which was paid in full and cancelled on August 31, 2010 upon consummation of the plan of reorganization. Additionally, the Company incurred interest from September 2010 through December 2010 on borrowings under its revolving credit facility and the convertible notes. Interest expense for the period from September 2010 through December 2010 includes approximately $1.6 million of non-cash amortization of deferred financing costs related to its revolving credit facility and convertible notes and non-cash accretion of the discount on the convertible notes.

Reorganization items net gain of $59.2 million during 2010 consisted of a $151.9 million gain on the cancellation of the Company's 8.375% Senior Subordinated Notes due 2014, partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs.

The Company used cash in operations of $31.7 million during 2010, compared to net cash provided by operations during 2009 of $8.0 million. Cash flow from operations declined primarily due to the result of lower profitability and cash payments for professional fees related to our reorganization. The Company's free cash flow for 2010 was $(37.6) million, as compared to $4.2 million for 2009. Capital expenditures declined $7.7 million to $6.3 million for 2010, as compared to $13.9 million in 2009. The proceeds from asset disposals decreased $9.8 million during 2010 due to the sale of certain ready-mixed concrete plants in our California market during 2009.

Mr. Harlan commented, "While a great deal of uncertainty remains in our industry, recent trends seem to indicate the worst is behind us. We have now had several consecutive months of year-over-year increases in volume and our backlog today is greater than it was a year ago. We are cautiously optimistic that we will be able to grow earnings and increase operating cash flow in 2011 and beyond as the recovery in the construction economy begins to take hold."

REORGANIZATION

On August 31, 2010, the Company completed the reorganization of its balance sheet four months after filing for Chapter 11 protection in the United States Bankruptcy Court. The Company's plan of reorganization was confirmed by the Court on July 29, 2010 after reaching an agreement with a substantial majority of its bondholders on the terms of a comprehensive debt restructuring. Concurrent with emergence, the Company converted approximately $285.0 million of principal and interest on its previously outstanding 8.375% Senior Subordinated Notes due 2014 into equity of the reorganized Company. Additionally, the Company entered into a $75.0 million secured revolving credit facility and issued $55.0 million of 9.5% Convertible Secured Notes due 2015.

FRESH START ACCOUNTING

In connection with the Company's emergence from Chapter 11, and the application of fresh-start accounting, the results for the four-month period ended December 31, 2010 (we refer to the Company during such period as the "Successor") and the results for the eight-month period ended August 31, 2010 (we refer to the Company during such period as the "Predecessor") are presented separately. This presentation is required by generally accepted accounting principles in the United States ("GAAP"), as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start accounting. Accordingly, the Company's financial statements after August 31, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11. For illustrative purposes in this earnings release, the Company has combined the Successor and the Predecessor results to derive combined results for the year ended December 31, 2010. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and cancellation of debt adjustments, the results of operations for the Successor are not comparable to those of the Predecessor. The financial information accompanying this earnings release provides the Successor and the Predecessor GAAP results for the applicable periods, along with the combined results described above. The Company believes that subject to consideration of the impact of fresh-start accounting, the combined results provide meaningful information about revenues and costs, which would not be available if the current year periods were not combined.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Wednesday, March 2, 2011, at 10:00 a.m., Eastern time, to review its fourth quarter and year-end 2010 results. To participate in the call, dial (480) 629-9771 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through March 9, 2011. To access the replay, dial (303) 590-3030 using the pass code 4405103.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company's Web site at www.us-concrete.com within the "Investors" section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures "adjusted EBITDA," "free cash flow" and "net debt." The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company's financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company's presentation of adjusted EBITDA may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached "Additional Statistics" for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three months and years ended December 31, 2010 and 2009.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: our ability to manage, and the effect of the management, of our cost structure and capital spending; our focus and our ability to manage and maintain adequate liquidity; our belief that we have adequate liquidity; industry trends; 2011 backlog; our ability to grow earnings and increase operating cash flow in 2011 and beyond; and a recovery in construction economy. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

(Tables to follow)

                   U.S. CONCRETE, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)
                                (Unaudited)

                           Three Months Ended
                              December 31,        Year Ended December 31,
                        ------------------------  ------------------------
                            2010        2009         2010         2009
                        (Successor) (Predecessor) (Combined)  (Predecessor)
                        -----------  -----------  -----------  -----------
Revenue                 $   111,918  $   108,316  $   455,696  $   485,393
Cost of goods sold
 before depreciation,
 depletion and
 amortization                96,014       94,497      392,753      410,445
Selling, general and
 administrative
 expenses                    15,012       13,960       58,844       60,075
Goodwill and other
 asset impairments                -          184            -       47,595
Depreciation, depletion
 and amortization             5,529        6,478       23,744       26,325
(Gain) loss on sale of
 assets                         (11)         259           67        2,395
                        -----------  -----------  -----------  -----------
    Loss from
     continuing
     operations              (4,626)      (7,062)     (19,712)     (61,442)
Interest expense, net         2,941        6,414       21,223       25,941
Gain on purchases of
 senior notes                     -            -            -        7,406
Derivative income               196            -          996            -
Other income, net                83          387          670        1,308
                        -----------  -----------  -----------  -----------
    Loss from
     continuing
     operations before
     reorganization
     items and income
     taxes                   (7,288)     (13,089)     (39,269)     (78,669)
Reorganization items              -            -      (59,191)           -
                        -----------  -----------  -----------  -----------
    Income (loss) from
     continuing
     operations before
     income taxes            (7,288)     (13,089)      19,922      (78,669)
Income tax expense
 (benefit)                     (913)       2,172          628         (315)
                        -----------  -----------  -----------  -----------
    Income (loss) from
     continuing
     operations              (6,375)     (15,261)      19,294      (78,354)
Loss from discontinued
 operations, net of
 taxes and loss
 attributable to
 non-controlling
 interest (1)                     -       (1,469)     (12,672)      (9,884)
                        -----------  -----------  -----------  -----------
Net income (loss)
 attributable to
 stockholders           $    (6,375) $   (16,730) $     6,622  $   (88,238)
                        ===========  ===========  ===========  ===========

Loss per share
 attributable to
 stockholders:
Loss from continuing
 operations             $     (0.53) $     (0.42)              $     (2.17)
Loss from discontinued
 operations, net of
 taxes                            -        (0.04)                    (0.27)
                        -----------  -----------               -----------
Net loss                $     (0.53) $     (0.46)              $     (2.44)
                        ===========  ===========               ===========

Basic and diluted
 weighted average
 shares outstanding          11,928       36,280                    36,169
                        ===========  ===========               ===========

(1) Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

                   U.S. CONCRETE, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)
                                (Unaudited)

                                     Successor    Predecessor  Predecessor
                                     -----------  -----------  -----------
                                     Period from  Period from
                                     September 1   January 1
                                       through      through     Year Ended
                                       December   August 31,     December
                                       31, 2010       2010       31, 2009
                                     -----------  -----------  -----------
Revenue                              $   152,948  $   302,748  $   485,393
Cost of goods sold before
 depreciation, depletion
  and amortization                       130,923      261,830      410,445
Selling, general and administrative
 expenses                                 19,603       39,241       60,075
Goodwill and other asset impairments           -            -       47,595
Depreciation, depletion and
 amortization                              6,882       16,862       26,325
(Gain) loss on sale of assets                (11)          78        2,395
                                     -----------  -----------  -----------
    Loss from continuing operations       (4,449)     (15,263)     (61,442)
Interest expense, net                      3,854       17,369       25,941
Gain on purchases of senior notes              -            -        7,406
Derivative income                            996            -            -
Other income, net                            136          534        1,308
                                     -----------  -----------  -----------
    Loss from continuing operations
     before reorganization items and
     income taxes                         (7,171)     (32,098)     (78,669)
Reorganization items                           -      (59,191)           -
                                     -----------  -----------  -----------
    Income (loss) from continuing
     operations before income taxes       (7,171)      27,093      (78,669)
Income tax expense (benefit)                (948)       1,576         (315)
                                     -----------  -----------  -----------
    Income (loss) from continuing
     operations                           (6,223)      25,517      (78,354)
Loss from discontinued operations,
 net of taxes and loss attributable
 to non-controlling interest (1)               -      (12,672)      (9,884)
                                     -----------  -----------  -----------
Net income (loss) attributable to
 stockholders                        $    (6,223) $    12,845  $   (88,238)
                                     ===========  ===========  ===========

Income (loss) per share attributable
 to stockholders:
Income (loss) from continuing
 operations                          $     (0.52) $      0.70  $     (2.17)
Loss from discontinued operations,
 net of taxes                                  -        (0.35)       (0.27)
                                     -----------  -----------  -----------
Net income (loss)                    $     (0.52) $      0.35  $     (2.44)
                                     ===========  ===========  ===========

Basic and diluted weighted average
 shares outstanding                       11,928       36,699       36,169
                                     ===========  ===========  ===========

(1) Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

                            U.S. CONCRETE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                (Unaudited)

                                                   Successor   Predecessor
                                                  -----------  -----------
                                                    December     December
                                                      31,          31,
                                                     2010         2009
                                                  -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                       $     5,290  $     4,229
  Trade accounts receivable, net                       74,534       74,851
  Inventories                                          29,396       30,960
  Deferred income taxes                                 4,028        7,847
  Prepaid expenses                                      3,803        3,729
  Other current assets                                  6,366        6,973
                                                  -----------  -----------
    Total current assets                              123,417      128,589
                                                  -----------  -----------
Property, plant and equipment, net                    138,757      239,917
Goodwill                                                1,481       14,063
Other assets                                           10,930        6,591
Assets held for sale                                      813            -
                                                  -----------  -----------
  Total assets                                    $   275,398  $   389,160
                                                  ===========  ===========

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities:
  Current maturities of long-term debt            $     1,164  $     7,873
  Accounts payable                                     37,056       37,678
  Accrued liabilities                                  31,252       48,557
  Derivative liabilities                               15,727            -
                                                  -----------  -----------
    Total current liabilities                          85,199       94,108
                                                  -----------  -----------
Long-term debt, net of current maturities              52,370      288,669
Other long-term obligations and deferred credits        7,429        6,916
Deferred income taxes                                   4,736        9,658
                                                  -----------  -----------
    Total liabilities                                 149,734      399,351
                                                  -----------  -----------

Commitments and contingencies

Equity (deficit):
  Preferred stock                                           -            -
  Common stock                                             12           38
  Additional paid-in capital                          131,875      268,306
  Retained deficit                                     (6,223)    (280,802)
  Treasury stock, at cost                                   -       (3,284)
                                                  -----------  -----------
    Total stockholders' equity (deficit)              125,664      (15,742)
  Non-controlling interest                                  -        5,551
                                                  -----------  -----------
    Total equity (deficit)                            125,664      (10,191)
                                                  -----------  -----------
    Total liabilities and equity                  $   275,398  $   389,160
                                                  ===========  ===========

                            U.S. CONCRETE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (In thousands)
                                (Unaudited)
                                                  Year Ended December 31,
                                                  ------------------------
                                                      2010       2009
                                                  (Combined)  (Predecessor)
                                                  -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES              $   (31,726) $     8,011

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment           (6,265)     (13,939)
  Proceeds from disposals of property, plant and
   equipment                                              283       10,135
  Payments for acquisitions/redemptions                (1,316)      (5,214)
                                                  -----------  -----------
      Net cash used in investing activities            (7,298)      (9,018)
                                                  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Convertible Notes                      55,000            -
  Proceeds from New Credit Agreement                   49,277            -
  Repayments on New Credit Agreement                  (41,277)           -
Proceeds from prepetition borrowings                   51,172      190,293
  Repayments of prepetition borrowings                (67,872)    (185,888)
  Proceeds from debtor-in-possession facility         161,182            -
  Repayments from debtor-in-possession facility      (161,182)           -
  Net proceeds from other borrowings                      843            -
  Financing costs                                      (9,469)           -
  Purchases of senior subordinated notes                    -       (4,810)
  Purchase of treasury shares                             (70)        (154)
  Proceeds from issuances of common stock under
   compensation plans                                       -          472
  Non-controlling interest capital contributions        2,481            -
                                                  -----------  -----------
      Net cash provided by financing activities        40,085          (87)
                                                  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS               1,061       (1,094)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        4,229        5,323
                                                  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $     5,290  $     4,229
                                                  ===========  ===========

                        U.S. CONCRETE, INC.
              SELECTED REPORTABLE SEGMENT INFORMATION
                           (In thousands)
                             (Unaudited)

                               Three Months Ended       Year Ended
                                  December 31,          December 31,
                          ------------------------  ---------------------
                             2010         2009        2010        2009
                          (Successor) (Predecessor)(Combined)(Predecessor)
                          -----------  -----------  ---------   ---------
Revenue:
  Ready-mixed concrete and
   concrete-related
   products               $   104,538  $    99,478  $ 413,620   $ 442,663
  Precast concrete
   products                    11,085       11,832     56,018      56,959
  Inter-segment sales          (3,705)      (2,994)   (13,942)    (14,229)
                          -----------  -----------  ---------   ---------
    Total revenue         $   111,918  $   108,316  $ 455,696   $ 485,393
                          ===========  ===========  =========   =========
Segment operating income
 (loss) from continuing
 operations:
  Ready-mixed concrete and
   concrete-related
   products               $     1,105  $    (3,152) $   2,112   $ (46,378)
  Precast concrete products    (1,806)        (813)    (2,264)        298
  Gain on purchases of
   senior subordinated
   notes                            -            -          -       7,406
  Gain on derivative              196            -        996           -
  Reorganization items              -            -     59,191           -
  Unallocated overhead and
   other income                 2,154        1,606      5,388       3,993
  Corporate:
  Selling, general and
   administrative expense      (5,996)      (4,316)   (24,278)    (18,044)
  Loss on sale of assets            -            -          -          (3)
  Interest expense, net        (2,941)      (6,414)   (21,223)    (25,941)
                          -----------  -----------  ---------   ---------
    Income (loss) from
     continuing operations
     before income taxes  $    (7,288) $   (13,089) $  19,922   $ (78,669)
                          ===========  ===========  =========   =========
Depreciation, depletion and
 amortization:
  Ready-mixed concrete and
   concrete-related
   products               $     4,050  $     5,146  $  19,140   $  21,243
  Precast concrete products       201          713      2,235       2,870
  Corporate                     1,278          619      2,369       2,212
                          -----------  -----------  ---------   ---------
   Total depreciation,
    depletion and
    amortization          $     5,529  $     6,478  $  23,744   $  26,325
                          ===========  ===========  =========   =========

                            U.S. CONCRETE, INC.
                           ADDITIONAL STATISTICS
                   (In thousands, unless otherwise noted)
                               (Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States ("GAAP"). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three months and years ended December 31, 2010 and 2009 and (2) corresponding reconciliations to GAAP financial measures for the three months and years ended December 31, 2010 and 2009. We have also included in the table below certain Ready-Mixed Concrete Statistics for the three months and years ended December 31, 2010 and 2009.

We define adjusted EBITDA as our income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash loss on asset sales, depreciation, depletion and amortization and reorganization items. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

                                                       Combined
                                            ------------------------------
                                                Three
                                             Months Ended     Year Ended
                                             December 31,    December 31,
                                                 2010           2010
                                            --------------  --------------

Ready-Mixed Concrete Statistics:
  Average price per cubic yards (in
   dollars)                                 $        93.75  $        92.54
  Volume (in cubic yards and thousands)                946           3,805

 Adjusted EBITDA reconciliation:
  Net income (loss) from continuing
   operations                               $       (6,375) $       19,294
  Income tax provision (benefit)                      (913)            628
  Interest expense, net                              2,941          21,223
  Derivative income                                   (196)           (996)
  Depreciation, depletion and amortization           5,529          23,744
  Reorganization items                                   -         (59,191)
  Reorganization items included in SG&A
   expenses                                          1,253           7,790
                                            --------------  --------------
    Adjusted EBITDA                         $        2,239  $       12,492
                                            ==============  ==============
Adjusted EBITDA margin                                 2.0%            2.7%

Free Cash Flow reconciliation:
  Net cash used in operations               $          (24) $      (31,726)
  Less: capital expenditures                        (1,340)         (6,265)
  Plus: proceeds from the sale of assets                21             354
                                            --------------  --------------
    Free Cash Flow                          $       (1,343) $      (37,637)
                                            ==============  ==============

Net Debt reconciliation:
   Total debt, including current maturities
    and capital lease obligations           $       53,534
   Less: cash and cash equivalents                  (5,290)
                                            --------------
     Net Debt                               $       48,244
                                            ==============

                                                      Predecessor
                                            ------------------------------
                                                Three
                                             Months Ended     Year Ended
                                             December 31,    December 31,
                                                 2009           2009
                                            --------------  --------------

Ready-Mixed Concrete Statistics:
  Average price per cubic yards (in
   dollars)                                 $        95.19  $        96.38
  Volume (in cubic yards and thousands)                871           3,948

Adjusted EBITDA reconciliation:
  Net loss from continuing operations       $      (15,261) $      (78,354)
  Income tax expense (benefit)                       2,172            (315)
  Interest expense, net                              6,414          25,941
   Goodwill and other asset impairments                184          47,595
  Depreciation, depletion and amortization           6,478          26,325
  Gain on purchase of senior notes                       -          (7,406)
  Non-cash loss on sale of Sacramento
   assets                                                -           2,954
                                            --------------  --------------

  Adjusted EBITDA                           $          (13) $       16,740
                                            ==============  ==============
    Adjusted EBITDA margin                             0.0%            3.4%

Free Cash Flow reconciliation:
  Net cash provided by (used in) operations $       (3,941) $        8,011
  Less: capital expenditures                        (1,448)        (13,939)
  Plus: proceeds from the sale of assets             1,013          10,135
                                            --------------  --------------
    Free Cash Flow                          $       (4,376) $        4,207
                                            ==============  ==============

Net Debt reconciliation:
   Total debt, including current maturities
    and capital lease obligations           $      296,542
   Less: cash and cash equivalents                  (4,229)
                                            --------------
     Net Debt                               $      292,313
                                            ==============

Contact:
James C. Lewis
CFO
U.S. Concrete, Inc.
713-499-6222